UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2025

VIRIDIAN THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36483	47-1187261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

221 Crescent Street, Suite 103A
Waltham, MA	02453
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 272-4600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	VRDN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 3, 2025, Viridian Therapeutics, Inc. (the “Company”) entered into an Open Market Sale Agreement (the “Sale Agreement”) with Jefferies LLC, as sales agent (the “Sales Agent”), pursuant to which the Company may offer and sell from time to time through the Sales Agent, shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), having an aggregate offering price of up to $300,000,000 (the “Shares”). The Company intends to use the net proceeds from the offering, if any, to further the clinical development of the Company’s product candidates and prepare for commercialization of any of the Company’s product candidates that receive regulatory approval, including veligrotug, as well as for working capital and general corporate purposes.

The offer and sale of the Shares will be made pursuant to a shelf registration statement on Form S-3ASR (File No. 333-267351) (the “Registration Statement”), which the Company filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 9, 2022 and which became effective upon filing. The Company filed a prospectus supplement, dated March 3, 2025, to the Registration Statement with the SEC in connection with the entry into the Sale Agreement.

Subject to the terms and conditions of the Sale Agreement, the Sales Agent will use its commercially reasonable efforts to sell the Shares from time to time, based upon the Company’s instructions. The Company has provided the Sales Agent with customary indemnification and contribution rights, and the Sales Agent will be entitled to a commission of up to 3.0% of the gross proceeds of Shares sold pursuant to the Sale Agreement.

Sales of the Shares, if any, under the Sale Agreement may be made in privately negotiated transactions with the consent of the Company, as block transactions, or by any other method permitted by law deemed to be an “at the market offerings” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended. The Company has no obligation to sell any of the Shares and may at any time suspend sales under the Sale Agreement. The Sale Agreement will terminate upon the earlier of (i) the sale of all shares of Common Stock subject to the Sale Agreement and (ii) the termination of the Sale Agreement as permitted therein. The Company and the Sales Agent may each terminate the Sale Agreement at any time upon ten days’ prior notice.

The foregoing description of the Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the Sale Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

The legal opinion of Ropes & Gray LLP relating to the Shares being offered pursuant to the Sale Agreement is filed as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the Shares, nor shall there be any offer, solicitation or sale of the Shares in any state or country in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or country.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with entering into the Sale Agreement, effective as of March 3, 2025, the Company terminated that certain Open Market Sale Agreement, dated September 9, 2022, by and between the Company and the Sales Agent (the “Prior Sale Agreement”), relating to the offering of shares of the Company’s Common Stock having an aggregate offering price of up to $175,000,000. Accordingly, with the termination of the Prior Sale Agreement, the Company also terminated its “at-the-market” offering of shares of the Company’s Common Stock conducted pursuant to the Company’s prospectus supplement filed with the SEC as part of the Registration Statement on September 9, 2022 (the “Prior Prospectus Supplement”). As of the termination of the Prior Sale Agreement and the associated offering, the Company had sold $115.2 million of shares of its Common Stock thereunder. No further offerings or sales of Common Stock will be conducted under the Prior Sale Agreement or the Prior Prospectus Supplement. There are no costs or payments associated with the early termination of the Prior Sale Agreement.

Item 9.01 – Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed with this report:

EXHIBIT INDEX

Exhibit No.	Description

1.1	Open Market Sale Agreement, dated March 3, 2025, by and between Viridian Therapeutics, Inc. and Jefferies LLC.

5.1	Opinion of Ropes & Gray LLP.

23.1	Consent of Ropes & Gray LLP (included in Exhibit 5.1 above).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viridian Therapeutics, Inc.

Date: March 3, 2025	By:	/s/ Stephen Mahoney
Stephen Mahoney
President, Chief Executive Officer